FOR IMMEDIATE RELEASE

Contacts:

News Media

Investor Relations

Sheri Woodruff	Ed Arditte
609-720-4399	609-720-4621
swoodruff@tyco.com	John Roselli
609-720-4624

TYCO RESOLVES 2002 INVESTIGATION WITH THE SEC

PEMBROKE, Bermuda – April 17, 2006 – Tyco International Ltd. (NYSE: TYC; BSX: TYC) and the Securities and Exchange Commission (SEC) have reached a settlement that closes the SEC Enforcement Division’s investigation of certain accounting practices and other actions by former Tyco officials. The company has been ordered to make a payment of $50 million, as expected. Tyco previously reported the $50 million charge in its public filings as the company’s best estimate of the amount that Tyco would likely pay to resolve the matter with the SEC.

According to Tyco Chairman and Chief Executive Officer, Ed Breen, “This investigation was one of several legacy matters inherited by the current management team as a result of alleged wrongdoing on the part of previous management. We have cooperated fully with the SEC and are pleased to be able to close this chapter in Tyco’s history. The settlement amount is consistent with our expectations and that of our shareholders – so the resolution of this investigation will have no financial impact on the company beyond that which we announced nearly a year ago.”

Since Breen and the new management team took over at Tyco in mid-2002, the company has made a variety of changes to improve the company’s accountability structure and to enhance its transparency. These include: replacing the entire former senior management team and Board of Directors; doubling the size of the audit staff to provide accurate, independent oversight of financial reporting; disclosing the company’s methods for determining executive pay as well as the actual compensation figures in its proxy; and requiring annual certification of a comprehensive Guide to Ethical Conduct for all 250,000 employees worldwide. The company has also successfully met its internal controls compliance responsibilities under the Sarbanes-

Oxley Act – with no material weaknesses found. Finally, Tyco’s corporate governance rating from GovernanceMetrics International – an independent global corporate governance ratings agency – has improved from 1.5 to 9.0 on a 10-point scale in less than three years.

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Fire & Security, Electronics, Healthcare, and Engineered Products & Services. With 2005 revenue of $40 billion, Tyco employs approximately 250,000 people worldwide. More information on Tyco can be found at www.tyco.com.

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